Personal and Confidential

DATE

FULL NAME
STREET ADDRESS
CITY STATE ZIP

Dear FIRST NAME,
We are pleased to offer you employment with Boston Private (the “Company”) as TITLE. The role is an OFFICER LEVEL and will report to MANAGER, MANAGER TITLE. The purpose of this letter is to confirm the offer in writing and set forth initial terms of your employment. If you accept this offer, your employment will begin START DATE.
COMPENSATION:

The details of your compensation at the Company are as follows below.

Base Salary

You will receive a base salary at an annual rate equal to BASE SALARY ($XXX) less applicable tax and payroll deductions, paid on a bi-weekly basis.

Equity Award

You will receive a one-time equity award of $XXX on DATE OF GRANT. This award will be converted to time-based Restricted Stock Units (RSUs) using the closing price of BPFH common stock on DATE OF GRANT. The award will vest over three years in equal annual installments beginning one year from the grant date. The award will be subject to the terms of the equity award agreement. All equity award agreement(s) are provided at the time of grant and are subject to the terms and conditions approved by the BPFH Board and the Compensation Committee prior to the grant date. Equity award agreements include confidential information obligations and non-solicitation commitments.

Stock Option Award

You will receive a one-time non-qualified stock option award of XXX options on BPFH common stock on DATE OF GRANT. The award will vest over four years in equal annual installments beginning one year from the grant date. The option strike price per share will equal the closing price of BPFH common stock on DATE OF GRANT. The award will be subject to the terms of a stock option award agreement. All stock option award agreement(s) are provided at the time of grant and are subject to the terms and conditions approved by the BPFH Board and the Compensation Committee prior to the grant date. Like equity award agreements, stock option award agreements include confidential information obligations and non-solicitation commitments.

Boston Private Bank | Headquarters 10 Post Office Square, Boston MA 02109	Page 1

Annual Incentive Award

You will be eligible to participate in an annual incentive plan (the “Incentive Plan”). Awards under the
Incentive Plan are made in accordance with the terms and conditions of the Incentive Plan which are approved each year by the Compensation Committee of the BPFH Board for the Company’s Executive Leadership Team. Incentives are awarded in the first quarter following the performance year.

Long Term Incentive Award

You will be eligible to participate in the Company’s annual equity award program, beginning in DATE. Annual awards are typically a mix of time-based restricted stock units and performance-based restricted stock units. All equity award agreement(s) are provided at the time of grant and are subject to the terms and conditions approved by the Compensation Committee of the BPFH Board prior to the grant date.

Annual Total Target Compensation

Your annual total target compensation, which is based upon your base salary, annual incentive award and long-term incentive award, will be approximately $XXX.

PRE-EMPLOYMENT ACTIONS:

Non-Solicitation Obligations

You will be required to execute the enclosed Non-Solicitation Agreement before you are able to commence active employment with the Company. Please return the executed document to NAME, TITLE on or before your start date.

Background Checks
Prior to your start date, it is the policy of Boston Private to conduct standard background and reference checks. Additionally, we may conduct background checks for employment purposes throughout the course of your employment with the Company.
STARTING AT BOSTON PRIVATE:
Orientation
All new employees participate in a general orientation session during their first week of employment. At this time you will complete benefit forms and establish proof of identity and eligibility to work in the United States. A list of acceptable documents is enclosed. All documents presented must be originals; photocopies are not allowable under federal law. A member of our Human Resources team will reach out to you during your first week to schedule your orientation session.
Executive Flexible Benefit Account and Company Paid Annual Physical
As an Executive Vice President, you will be entitled to an annual Flexible Benefit Account in the amount of $XXX and a Company-paid annual physical. The Flexible Benefit Account is to be used for financial products and services including life insurance, financial planning, long-term care insurance and other health and wellness benefits. Please see the enclosed Executive Benefits Summary for further detail.

Boston Private Bank | Headquarters 10 Post Office Square, Boston MA 02109	Page 2

Benefits Information
Enclosed is a summary of benefit coverage for which you are eligible to receive starting on the first day of the month following your date of hire. During your orientation session, you will have the opportunity to meet with a member of our Benefits team to answer any questions.
ADDITIONAL INFORMATION:
Your employment with the Company will be at-will. Neither this letter nor any other oral or written representations may be considered a contract of employment for any period unless and until approved in writing by the Chief Executive Officer of the Company and approved by the Board of Directors. Since your employment will be at-will, some of the terms of your employment may change from time to time.
This offer is contingent upon your eligibility to work in the United States; successful and favorable completion of the background and reference check; including any updated background checks; and you having obtained and maintained any necessary licenses, accreditations, certifications, permissions or registrations which may be necessary for you to perform your job.
By accepting this offer of employment you represent to the Company that you are not bound by any agreement or any other previous or existing business relationship that conflicts with or prevents the full performance of your duties and obligations to the Company (including your duties and obligations under this letter or any other agreement with the Company). You understand that the Company does not desire to acquire from you any trade secrets or confidential business information you may have acquired from others. Therefore, you agree that during your employment and at all times thereafter, you will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or any other person or entity with whom you have an agreement or to whom you owe a duty to keep such information in confidence.
We look forward to your favorable response on this offer and feel that you would be a valuable contributor to our continued success at Boston Private. If you should have any questions, please do not hesitate to call me at XXX-XXX-XXXX.
Sincerely,

NAME
TITLE

Signed: ______________________________________ Date: ___________________
         FULL NAME

Enclosures
Non-Solicitation Agreement
List of Acceptable Documents for Employment Eligibility
Benefits Information
Executive Benefits Summary

Boston Private Bank | Headquarters 10 Post Office Square, Boston MA 02109	Page 3